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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2007

First Data Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11073 (Commission File Number)	47-0731996 (IRS Employer Identification No.)
6200 South Quebec Street, Greenwood Village, Colorado 80111 (Address of principal executive offices)		80111 (Zip Code)

(303) 967-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

        Unless the context otherwise requires or as otherwise indicated, references to "First Data," "FDC," "we," "our," "us" and "the Company" refer to First Data Corporation and its consolidated subsidiaries, both before and after the contemplated merger of Omaha Acquisition Corporation ("Acquisition Corp.") with and into First Data, with First Data continuing as the surviving corporation, after which investment funds associated with or designated by Kohlberg Kravis Roberts & Co. ("KKR") and certain co-investors (together with KKR, the "investors") will directly or indirectly own First Data Corporation (the "Merger").

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

        This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects" or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

        Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed below under the section headed "Risks Related to Our Indebtedness" and elsewhere in this Current Report, as well as in First Data's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including, without limitation, in conjunction with the forward-looking statements included in this Current Report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

        As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

        The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Merger:

Our Company

        We are a leading provider of electronic commerce and payment solutions for merchants, financial institutions and card issuers globally. We have operations in 38 countries, serving over 5 million merchant locations and 1,900 card issuers. With a leading market position in each of our core businesses, we are well positioned to capitalize on the continued shift from cash and checks to electronic payment transactions.

        We operate our business in three primary segments: Commercial Services, Financial Institution Services and First Data International. Commercial Services provides merchant and debit network acquiring and processing, check verification and guarantee, and prepaid card services to merchants operating in approximately 3.5 million locations across the United States. Together with our alliance partners, we are the largest merchant acquirer in the United States, acquiring approximately half of all U.S. credit and debit card purchase volume. Financial Institution Services provides financial institutions and other third parties with various services including credit and retail card processing; debit card processing and network services; output services such as statement and letter printing, embossing and mailing services; and remittance processing services. Our debit operations include the STAR electronic funds transfer network, which offers personal identification number ("PIN")-secured debit acceptance at two million ATM and retail locations. First Data International provides products and services to customers in international markets that are similar to those offered by the Commercial Services and Financial Institution Services segments in the United States. We believe First Data International has the broadest geographic operations in the industry and is one of the largest providers of electronic payment solutions internationally with 1.6 million point-of-sale ("POS") locations and 94 million international card accounts on file.

        We have built long-standing relationships with merchants, financial institutions and card issuers globally through superior industry knowledge and high quality, reliable service. As a result, our revenue is highly diversified across customers, products, geography and distribution channels, with no single customer accounting for more than 3% of our 2006 consolidated revenue (excluding reimbursables). We also enter into alliances with banks and other institutions, increasing our broad geographic coverage and presence in various industries. The contracted and stable nature of our revenue base makes our business highly predictable. Our revenue is recurring in nature, as we typically initially enter into multi-year contracts with our merchant, financial institution and card issuer customers.

        We generated consolidated revenues and Pro Forma Adjusted EBITDA (defined below) of $7.5 billion and $2.6 billion, respectively, for the twelve-month period ended June 30, 2007.

Our Segments

        Our business is organized in three primary segments: Commercial Services, Financial Institution Services and First Data International. In addition, we currently operate our official check and money order business, as well as other check processing and payment management services, through our Integrated Payment Systems segment. Upon completion of a strategic review, we decided to gradually exit from the official check and money order business over the next two to three years.

Commercial Services

        Commercial Services provides merchant acquiring and processing, debit network, check verification and guarantee, and prepaid card services. We provide these services to approximately 3.5 million merchant locations across the United States, including 79 of the top 100 retailers, as of June 30, 2007. We processed $1.3 trillion of payment transaction dollar volume on behalf of U.S. merchants in 2006. Commercial Services facilitates merchants' ability to accept credit, debit and prepaid cards by authorizing and settling merchants' credit, debit, stored-value and loyalty card transactions. At the same time, Commercial Services provides merchants with the reliability, security and back-office services that are critical to their business success. Most of this segment's revenue is derived from regional and local merchants. Commercial Services approaches the market through diversified sales channels, including, as of June 30, 2007, equity alliances, revenue sharing alliances and referral arrangements with 97 financial institutions; an independent sales organization ("ISO"), which includes 144 ISO partners; and direct sales that leverage our financial institution relationships as well as approximately 200 non-bank referral partners. We believe each of these channels will continue to contribute to strong growth in the segment.

        Commercial Services contributed $4.3 billion of segment revenue and $1.4 billion of segment EBITDA for the twelve-month period ended June 30, 2007.

Financial Institution Services

        Financial Institution Services provides financial institutions and other third parties with various services, including credit and retail card processing; debit card processing and network services; output services, such as statement and letter printing, embossing and mailing services; and remittance processing services. The credit and retail card processing and debit processing businesses provide services that enable financial institutions and other organizations offering credit cards, debit cards and retail private label cards to consumers and businesses to manage customer accounts. Financial Institution Services provides processing services for the two largest U.S. retail card issuers. Financial Institution Services also maintains a leading position in the PIN POS debit market through STAR, the second largest PIN POS debit network in the United States. The STAR network processed approximately 30% of all PIN POS debit transactions in the United States in 2006, according to the Nilson Report. In addition, the STAR network offers PIN-secured debit acceptance at two million ATM and retail locations. Financial Institution Services' revenue is recurring in nature with multi-year contracts and high renewal rates. Contracts are typically long-term, with average customer contract lengths of 4 to 7 years. Approximately 50% of our 2006 revenue from this segment is under contract through 2009.

        Financial Institution Services contributed $1.9 billion of segment revenue and $545.1 million of segment EBITDA for the twelve-month period ended June 30, 2007.

First Data International

        First Data International provides products and services in international markets that are similar to those offered by the Commercial Services and Financial Institution Services segments in the United States. First Data International has operations in 38 countries with regional management teams overseeing local operations. The segment operates in four main geographic regions including Europe, Middle East and Africa; Latin America and Canada; Australia and New Zealand; and Asia. Since its formation in 2002, First Data International has grown both organically and through acquisitions. We believe that, as one of the largest international providers of electronic payment solutions, First Data International is able to provide its customers with a premium combination of products, experience and economies of scale, and, as a result, is uniquely positioned to benefit from the significant growth expected in the international payments market.

        First Data International contributed $1.5 billion of segment revenue and $345.0 million of segment EBITDA for the twelve-month period ended June 30, 2007.

Integrated Payment Systems

        The Integrated Payment Systems segment provides official checks and money orders through independent agents, which are typically banks or other financial institutions. The Integrated Payment Systems segment also provides other payment services such as remote deposit, clearing services and payment management services. Upon completion of a strategic review of our official check and money order operations, we decided in February 2007 to gradually exit from this line of business. The wind-down is expected to take two to three years while we continue to honor existing clients' contracts.

        Integrated Payment Systems contributed $139.7 million of segment revenue and $35.4 million of segment EBITDA for the twelve-month period ended June 30, 2007. The segment revenue and EBITDA includes a pre-tax equivalency adjustment of $245.7 million that reflects the segment operating results as if the underlying investments of the segment were held in taxable securities rather than the tax-free municipal securities in which they are actually held. Excluding such adjustment Integrated Payment Systems would have generated an EBITDA loss of $210.3 million and the adjustment to exclude Integrated Payment Systems would have been an add-back of the $210.3 million.

        The following charts illustrate the relative percentages of our segment revenue (excluding Integrated Payment Systems) and segment EBITDA (excluding Integrated Payment Systems and All Other and Corporate) for the twelve-month period ended June 30, 2007.

Segment Revenue for the Twelve-Month Period Ended June 30, 2007(1)	Segment EBITDA for the Twelve-Month Period Ended June 30, 2007(2)

(1)
Excludes Integrated Payment Systems.

(2)
Excludes Integrated Payment Systems and All Other and Corporate, which is comprised of our businesses not included in Commercial Services, Financial Institution Services, First Data International or Integrated Payment Systems, as well as corporate operations. Corporate operations include administrative and shared service functions (such as the executive group, acquisitions group, legal, tax, treasury, internal audit, accounting, human resources, information technology and procurement) not already allocated to operating segments.

Competitive Strengths

        We believe the following competitive strengths differentiate us from our competitors and contribute to our success:

  Leading Global Payments Franchise

        We have a leading market position in all of our core businesses. In each of our core businesses, we benefit from significant scale and a broad and differentiated product offering. Together with our alliance partners, we are the merchant acquirer for approximately half of all United States credit and debit card purchase volume, servicing approximately 3.5 million merchant locations in the United States. We also operate the STAR electronic funds transfer network, the second largest PIN POS debit network in the United States, having processed approximately 30% of all PIN POS debit transactions in 2006, according to the Nilson Report. The STAR network offers PIN-secured debit acceptance at two million ATM and retail locations. In addition, with 603 million domestic card accounts on file as of June 30, 2007, we are one of the largest U.S. third-party processors for card issuers. Internationally, we are one of the largest payment processors with a global footprint spanning 38 countries on six continents.

  Well Positioned to Capitalize on Favorable Long-term Industry Dynamics

        Credit and debit cards continue to take share from cash and check transactions, fueling significant opportunity for merchant acquirers and card processors. From 2005 through 2010, electronic payment transaction dollar volume in the United States is expected to grow at a 13% compound annual growth rate, as electronic payment transactions continue to displace cash and checks, according to the Nilson Report. This is more than double the expected 5.3% compound annual growth rate for total payments over the same period, according to the Nilson Report. We believe we are well positioned to capitalize on this continued shift from cash and checks to electronic payment transactions. With the broadest geographic operations, we believe we are also well positioned to capitalize on the payments industry's expansion internationally, as global electronic payment transactions grow and institutions continue to move toward outsourced models.

  Highly Predictable and Stable Businesses

        Our revenue is recurring in nature as we typically initially enter into multi-year contracts with our financial institution, card issuer and merchant customers. As a result of our contract-based revenue and high renewal rates, we have a highly predictable business model that provides significant visibility into future performance. In addition, growth in electronic payments has continued throughout economic cycles as a result of the continued shift from cash and checks to electronic payment transactions. According to industry sources, from 2000 to 2005, electronic payment dollar volume in the United States has grown at a 13% compound annual growth rate and has never grown by less than 10% in any single year during that period.

  Diversified Business Mix

        Our business and revenue are highly diversified by customer, product, geography and distribution channel.

        By Customer:    Our largest customer represented less than 3% of our 2006 consolidated revenue (excluding reimbursables). The Commercial Services segment has a diverse merchant client base, with the majority of revenue derived from approximately 3 million regional and local merchant locations. Similarly, the Financial Institution Services segment has a diverse client base and derives its credit, retail and debit processing revenue from approximately 5,800 financial institutions and card issuers.

Internationally, we provide issuer processing, switching and merchant acquiring and processing to a diverse client base.

        By Product:    We offer our customers a comprehensive set of products and services, including merchant acquiring for all forms of electronic payments; credit, debit and retail card processing; debit network services; output services; check verification and guarantee; prepaid cards; and check processing.

        By Geography:    A growing percentage of our segment revenues and segment EBITDA are derived from our international operations. For the twelve-month period ended June 30, 2007, First Data International contributed 18.1% of our segment revenues (excluding Integrated Payment Systems), or $1.5 billion, up from 11.6% for the twelve months ended December 31, 2004.

        By Distribution Channel:    Merchant acquiring and processing products and services generate a majority of our EBITDA globally. We distribute our products and services through multiple distribution channels, including direct sales efforts, equity alliances, revenue sharing alliances and independent sales organizations. These channels allow us to reach merchants of all sizes in all industries.

  Significant Free Cash Flow Generation

        As a result of high operating margins, low capital expenditures and modest working capital requirements, we generate strong operating cash flow. For the twelve-month period ended June 30, 2007, we generated a Pro Forma Adjusted EBITDA margin over consolidated revenues of 34.1% and had capital expenditures that represented 5.0% of our consolidated revenues.

  Experienced and Incentivized Management Team

        We have an experienced and proven executive and regional management team. Our highly experienced management team has an average tenure of approximately 12 years in our industry and a proven record of increasing productivity and reducing costs, making strategic acquisitions, developing and maintaining strong customer relationships and meeting financial commitments. In connection with the Merger, we expect that members of management will have an opportunity to make an equity investment in New Omaha Holdings Corporation ("Holdings").

Our Strategy

        We seek to become the leading global electronic payment solutions provider by enabling virtually every type of electronic transaction on behalf of our clients and their customers anywhere in the world, reliably and securely, at any time. In order to achieve this goal, we are pursuing the following strategies:

Growing the Core Business

        We are expanding our market-leading positions and driving growth by developing new client and partner relationships, improving client and partner satisfaction and retention, and increasing product penetration. Since the beginning of 2006, Commercial Services has signed over 900,000 new merchant locations, Financial Institution Services has increased domestic card accounts on file by 45% and, as a result of organic and acquisition-related growth, First Data International has increased new merchant locations by 43% and card accounts on file by 108%. We are able to achieve this goal by delivering sales and service excellence that result in greater client and partner satisfaction and retention. Further, we are executing cross-sales initiatives to increase revenue to fully leverage the tremendous breadth of our product offerings and client and partner relationships. Over the past year, we have also made significant investments in our sales force across all of our businesses.

Expanding Product Offerings

        We believe innovation is crucial to sustaining our competitive advantage, delivering high-value services to our clients and maintaining the long-term success of our businesses. We believe significant growth opportunities exist, particularly in the areas of prepaid services, mobile commerce, data analytics, risk and fraud management and loyalty initiatives. Since 2006, we have successfully introduced numerous new product offerings across all our businesses. For example, we recently introduced the first STAR®-branded open-loop prepaid card that can be used at any of our STAR® POS or ATM locations nationwide in response to increasing demand for new and more flexible prepayment options. This further complements our leading U.S. position in the prepaid card market we have helped develop over the last ten years. Our other product initiatives, such as our proprietary POS terminals, will help maintain our market leading position by enhancing the customer experience and improving customer retention. Our recent acquisition strategy has been primarily focused on acquiring innovative new products and services, an example of which is our acquisition of Intelligent Results, a leading customer analytics and data modeling company that allows us to compete in the high growth data analytics market. We will continue to innovate by developing and acquiring new products and capabilities to expand into new markets and meet our customers' needs.

Expanding Globally

        We intend to continue to expand our product offerings and client and partner relationships to sell our products in new or expanding geographic markets. Electronic payment transactions are displacing cash and checks globally, with global card spend growing at approximately four times global GDP, according to industry sources. Our international business is structured in four geographic regions (Europe, the Middle East and Africa; Latin America and Canada; Australia and New Zealand; and Asia), with local management teams in each region in order to continue capitalizing on the significant shift to electronic payments. We believe we have leading positions in mature international markets, such as Western Europe, Australia and Canada. In addition, by combining a regional and local focus with our global scale and breadth of products, we are also well positioned to succeed in key emerging markets such as China, India, Brazil, Russia, Turkey and Mexico. These markets are expected to deliver over one billion new cards and 15-20% payments revenue growth from 2005 to 2010, according to industry sources.

Improving Cost Structure and Driving Efficiencies

        We are taking a comprehensive approach to optimizing our organization, operations and technology and improving our overall cost structure to enhance our competitive position. In addition to the cost savings that we expect to result from these initiatives, we believe our business will be more efficiently run and we will be more responsive and coordinated in our dealings with customers. Key initiatives aimed at improving efficiencies include:

        Corporate Overhead Spending:    We examined our overhead cost structure and concluded that there are substantial opportunities to reduce our overhead spending, including corporate functions and overhead expenses embedded in our segments. Many changes have been implemented, while others are under review and in process. We believe the opportunity to reduce costs in these areas could result in significant annual savings.

        Business Unit Cost Improvement:    In 2006, excluding technology spend, corporate overhead and less addressable expense categories (such as reimbursables and depreciation and amortization), we had an aggregate expense base of approximately $2.3 billion. These expenses were incurred across all of our business segments. We are implementing various initiatives to consolidate certain business units, which will yield efficiencies in our sales force, operations and business support functions. The historically decentralized nature of our management structure and internal processes creates opportunities to improve efficiency as we centralize our focus and increase coordination and accountability throughout the organization.

        Data and Command Center Consolidation:    We currently maintain a large, under-utilized capacity of data centers and command centers, many of which have been assumed as part of historical acquisitions. This fragmentation and under-utilization represents a significant opportunity to reduce costs through consolidation. We are in the process of consolidating our 12 data centers and 7 command centers in the United States into 3 data centers and 2 command centers over the next several years. We also expect to reduce data and command center locations significantly in First Data International over the same period. In addition to achieving consolidation cost saving benefits, we are concurrently upgrading our technology infrastructure.

        Global Labor Sourcing:    We have approximately 6,600 people globally in technology, of which we estimate that approximately 90% are in-sourced. We are presently implementing an outsourcing initiative to more efficiently compete on a global scale, better utilize our global talent and footprint, and leverage the labor pool in lower-cost locations.

        We believe these initiatives will result in annual savings of at least $150 million by the end of 2008, with significant additional savings achievable in future periods. Most of these near-term savings will come from reducing corporate overhead spending and through business unit cost improvement. The majority of the savings from data and command center consolidation and global labor sourcing may take a relatively longer period to achieve. Our near-term efforts are specifically focused on:

  •
  combining the operations of business units to more efficiently utilize resources across our company;

  •
  rationalizing back-office operations;

  •
  consolidating office space; and

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  reducing the number of vendors with whom we conduct business in order to simplify operations and better leverage purchasing power.

        We estimate that we will incur charges of approximately $125 million to $150 million to implement these near-term initiatives in order to achieve the $150 million of annual savings.

Sources and Uses

        The following table illustrates the estimated sources and uses of funds relating to the Merger, the related equity investment by the co-investors, the initial borrowings under our new senior secured credit facilities, the offering of the new unsecured debt, the offering of the senior PIK notes of Holdings, the repayment of our existing credit facilities other than certain lines of credit, the tender offer and consent solicitation of our existing notes and the payment of related premiums, fees and expenses (collectively, the "Transactions"), as if the Transactions had occurred on June 30, 2007. The actual amounts set forth in the table and in the accompanying footnotes are subject to final purchase price adjustments and may differ at the time of the consummation of the Transactions as a result of several factors, including the amount of our existing debt, differences from our estimate of fees and expenses, any changes made to the sources of the contemplated debt financings, the tender of less than all of our existing notes pursuant to the tender offer and consent solicitations, acquisitions and capital expenditures subsequent to June 30, 2007 and prior to the consummation of the Transactions, and the amount of our working capital.

Sources of funds:		Uses of funds:
(Dollars in millions)
Revolving credit facility(1)	$200.0	Merger consideration for shares(8)	$26,271.4
Term loan B facility(2)	13,000.0	Repayment of existing debt and other(9)	2,398.3
Rollover of capital leases and other		Rollover of capital leases and other
existing debt(3)	199.0	existing debt(3)	199.0

Total bank debt	$13,399.0	Estimated transaction fees(10)	905.3

New senior cash-pay unsecured debt(4)	3,750.0	Total Uses	$29,774.0
New senior PIK unsecured debt(5)	2,750.0
New senior subordinated unsecured debt(6)	2,500.0

Total debt	$22,399.0
Equity contribution(7)	7,375.0

Total Sources	$29,774.0

(1)
Upon the closing of the Transactions, we will enter into a $2,000.0 million senior secured revolving credit facility with a six-year maturity (without giving effect to approximately $27.6 million of outstanding letters of credit as of June 30, 2007), $200.0 million of which is expected to be drawn on the closing date of the Transactions to fund costs related to the Transactions.

(2)
Upon the closing of the Transactions, we will enter into a $13,000.0 million senior secured term loan facility with a seven-year maturity, which is expected to be fully drawn on the closing date. A portion of the term loan facility in the amount of any of our existing notes not tendered and remaining outstanding after consummation of the tender offer for such notes may be available in the form of a senior secured delayed draw term loan facility, which will mature on the seventh anniversary of the closing of the Transactions.

(3)
Consists primarily of $160.6 million of capital leases and $35.0 million of borrowings outstanding against lines of credit associated with First Data Deutschland, which had total capacity of approximately €160 million (approximately US$215 million) as of June 30, 2007. We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 162 million Australian dollars (approximately US$137 million), with no borrowings outstanding as of June 30, 2007.

(4)
Expected to mature in 2015.

(5)
Expected to mature in 2015.

(6)
Expected to mature in 2016.

(7)
Consists of the equity contributions by the committed equity investors and/or their assignees, as well as the commitment from GS Mezzanine Partners 2006 Fund, L.P. ("GSMP 2006 Onshore") and the Goldman Sachs Group, Inc. (the "GS Group"), pursuant to which GSMP 2006 Onshore and the GS Group have severally and not jointly committed to purchase $380.0 million and $620.0 million, respectively, of senior PIK notes of Holdings in connection with the closing of the Merger. Net of fees and expenses, we expect that Holdings will receive $980.0 million from the offering of its senior PIK notes. If any amounts are not funded under such commitment, the amount contributed by the other equity investors and/or their assignees will be increased by the same amount. Neither we nor our subsidiaries will provide credit support for Holdings' obligations. As a result, the new senior PIK unsecured debt commitment is treated as equity for purposes of the "Sources and Uses." In addition, in connection with the Merger, we expect that members of management will have an opportunity to make an equity investment in Holdings. It is expected that any such equity investment may be made by paying cash for shares of Holdings for by contribution shares of First Data common stock to Holdings in exchange for an equity interest in Holdings. The management equity investment is subject to negotiation and no terms or conditions have yet been finalized.

(8)
The holders of outstanding shares of common stock immediately prior to the effective time of the Merger will receive $34.00 in cash per share in connection with the Transactions. The calculation assumes approximately 754.03 million shares outstanding as of June 30, 2007 (including restricted stock awards and vested restricted stock units). The cost of the stock option cancellation payment is assumed to be $613.7 million which is calculated based on 47.03 million options outstanding as of June 30, 2007 with an average exercise price of $20.951 per share. The cost of the restricted stock unit cancellation payment is assumed to be $18.7 million which is calculated based upon 0.55 million unvested units outstanding as of June 30, 2007 for which the holders will receive $34.00 in cash per share. The cost to buy out the outstanding warrant is estimated to be $2.0 million which is calculated based upon the provisions of the warrant which allow for the purchase of 0.35 million shares at a price of $28.2969 per share.

(9)
Represents the estimated amount to be paid to (i) repay existing debt in the Transactions plus the associated accrued interest as well as the estimated fees for tendering the existing debt, (ii) terminate interest rate swaps that are used to hedge the exposure to changes in fair value resulting from our existing fixed rate debt that is being repaid, (iii) buy out two synthetic operating leases due to change-in-control provisions included in the leases, and (iv) buy out a portion of our cross-currency swaps used to hedge net investment in foreign operations due to change-in-control provisions contained in the agreements. Amounts are as follows (in millions):

Estimated repayment of existing debt balances (including mark-to-market adjustment)	$2,136.1
Estimated repayment of accrued interest and tender related costs on existing debt	28.0
Estimated cash outlay to terminate interest rate swaps	70.6
Estimated cash outlay to buy out synthetic operating leases	97.4
Estimated cash outlay to buy out cross-currency swaps	66.2

Total estimated repayment of existing debt	$2,398.3

  The actual amount paid to repay existing debt may differ from the estimate and may result in a realized gain or loss.

(10)
Represents estimated transaction fees as follows (in millions):

Estimated deferred financing fees associated with the Transactions(i)	$601.9
Estimated transactions fees(ii)	303.4

Total estimated transaction fees	$905.3

  (i)
  Represents estimated deferred financing fees associated with the debt issuance which will be capitalized and amortized over the related terms of the financings.

  (ii)
  Represents an estimate of the costs we and the sponsor of the Merger will incur directly related to the Transactions, $53.0 million of which will be expensed by us prior to or upon the consummation of the Merger, $82.2 million of which will be treated as a reduction to equity and $168.2 million of which will be treated as an additional component of purchase price consideration.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our new unsecured debt.

        After completing the Transactions, we will be highly leveraged. On a pro forma basis as of June 30, 2007, our total indebtedness would have been approximately $22,399.0 million. We also would have had an additional $1,800.0 million (without giving effect to approximately $27.6 million of outstanding letters of credit as of June 30, 2007) available for borrowing under the new senior secured revolving credit facility and the terms of the senior secured credit agreement will permit us to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,500.0 million if we are able to obtain loan commitments from banks. The following chart shows our level of indebtedness on a pro forma basis as of June 30, 2007 after giving effect to the Transactions.

(in millions)
Senior secured credit facilities(1)
Revolving credit facility	$200.0
Term loan facility	13,000.0
New senior cash-pay unsecured debt	3,750.0
New senior PIK unsecured debt	2,750.0
New senior subordinated unsecured debt	2,500.0
Rollover of capital leases and other debt(2)	199.0

Total	$22,399.0

(1)
Upon the closing of the Transactions, we will enter into new senior secured credit facilities, consisting of a (a) $2,000.0 million revolving credit facility with a six-year maturity (without giving effect to approximately $27.6 million of outstanding letters of credit as of June 30, 2007), $200.0 million of which is expected to be drawn on the closing date of the Transactions to fund costs related to the Transactions and (b) $13,000.0 million senior secured term loan facility with a seven-year maturity, which is expected to be fully drawn on the closing date.

(2)
Consists primarily of capital leases of $160.6 million and $35.0 million of borrowings outstanding against lines of credit associated with First Data Deutschland, which had total capacity of approximately €160 million (approximately US$215 million). We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 162 million Australian dollars (approximately US$137 million), with no borrowings outstanding.

        Our high degree of leverage could have important consequences, including:

  •
  increasing our vulnerability to adverse economic, industry or competitive developments;

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  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our new senior secured credit facilities, will be at variable rates of interest;

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  making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness;

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

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  making it more difficult for us to obtain network sponsorship and clearing services from financial institutions as a result of our increased leverage;

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  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

        Our pro forma cash interest expense for the twelve months ended June 30, 2007 would have been $1,777.0 million.

        At June 30, 2007, on a pro forma basis, we would have had approximately $13,200.0 million aggregate principal amount of variable rate indebtedness under our new senior secured credit facilities. A 100 basis point increase in such rates would increase our annual interest expense by approximately $132.0 million. We anticipate entering into swap transactions in order to fix the interest rate on a portion of this variable rate indebtedness.

Despite our high indebtedness level, we and our subsidiaries still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our new unsecured debt and the new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition to the $2,000.0 million (without giving effect to approximately $27.6 million of outstanding letters of credit as of June 30, 2007) which will be available to us for borrowing under the new revolving credit facility ($200.0 million of which is expected to be drawn on the closing date of the Transactions to fund expenses related to the Transactions), the terms of the senior secured credit agreement will enable us to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,500.0 million if we are to obtain loan commitments from banks. In addition, under our new senior PIK unsecured debt, we will pay interest in the form of PIK interest for the first four years, which will increase our debt by the amount of any such interest. In addition, we have lines of credit associated with First Data Deutschland, which totaled approximately €160 million (approximately US$215 million), of which approximately US$180 million is available for borrowings as of June 30, 2007. We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 162 million Australian dollars (approximately US$137 million), all of which is available for borrowings as of June 30, 2007. If new debt is added to our and our subsidiaries' existing debt levels, the related risks that we will face would increase upon closing of the Transactions. In addition, the agreements governing our new unsecured debt will not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

Our debt agreements will contain restrictions that will limit our flexibility in operating our business.

        Our new senior secured credit facilities and the agreements governing our new unsecured debt will contain various covenants that will limit our ability to engage in specified types of transactions. These covenants will limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into certain transactions with our affiliates; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the new revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our new senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our new senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our new senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We will pledge a significant portion of our assets as collateral under our new senior secured credit facilities. If the lenders under the new senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay our new senior secured credit facilities as well as our unsecured indebtedness.

Risks Related to Our Business

The ability to adopt technology to changing industry and customer needs or trends may affect our competitiveness or demand for our products, which may adversely affect our operating results.

        Changes in technology may limit the competitiveness of and demand for our services. Our businesses operate in industries that are subject to technological advancements, developing industry standards and changing customer needs and preferences. Also, our customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these industry and customer changes in order to remain competitive within our relative markets.

        For example, the ability to adopt technological advancements surrounding POS technology available to merchants could have an impact on our International and Commercial Services business. Our inability to respond to new competitors and technological advancements could impact all of our businesses.

Changes in credit card association or other network rules or standards could adversely affect our business.

        In order to provide our transaction processing services, several of our subsidiaries are registered with Visa and MasterCard and other networks as members or service providers for member institutions. As such, we and many of our customers are subject to card association and network rules that could subject us or our customers to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us, acquirer customers, processing customers and merchants. Visa, MasterCard and other networks, some of which are our competitors, set the standards with respect to which we must comply. The termination of our member registration or our status as a certified service provider, or any changes in card association or other network rules or standards, including interpretation and implementation of the rules or standards, that increase the cost of doing business or limit our ability to provide transaction processing services to or through our customers, could have an adverse effect on our business, operating results and financial condition.

Changes in card association and debit network fees or products could increase costs or otherwise limit our operations.

        From time to time, card associations and debit networks increase the organization and/or processing fees (known as interchange fees) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin and adversely affect our business, operating results and financial condition. Furthermore, the rules and regulations of the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes.

First Data is the subject of various legal proceedings which could have a material adverse effect on our revenue and profitability.

        We are involved in various litigation matters. We are also involved in or are the subject of governmental or regulatory agency inquiries or investigations from time to time. If we are unsuccessful in our defense in the litigation matters, or any other legal proceeding, we may be forced to pay damages or fines and/or change our business practices, any of which could have a material adverse effect on our revenue and profitability.

Our business may be adversely affected by risks associated with foreign operations.

        We are subject to risks related to the changes in currency rates as a result of our investments in foreign operations and from revenues generated in currencies other than the U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. From time to time, we utilize foreign currency forward contracts or other derivative instruments to mitigate the cash flow or market value risks associated with foreign currency denominated transactions. However, these hedge contracts may not eliminate all of the risks related to foreign currency translation. Furthermore, we may become subject to exchange control regulations that might restrict or prohibit the conversion of our other revenue currencies into U.S. dollars. The occurrence of any of these factors could decrease the value of revenues we receive from our international operations and have a material adverse impact on our business.

Increase in interest rates may negatively impact our operating results and financial condition.

        We may be impacted by interest rates most significantly in the following ways:

  •
  Certain of our borrowings, including borrowings under our new senior secured credit facilities, will be at variable rates of interest.

  •
  Interest income is earned on our settlement assets ($17.6 billion as of June 30, 2007), which are invested primarily in short-term, fixed rate investments.

  •
  Commissions paid to official check agents are based on short-term variable interest rates on the balance of outstanding official checks.

        Upon completion of a strategic review of our Integrated Payment Systems segment, we decided to gradually exit from the official check and money order business over the next two to three years. As a result, the interest income we earn on settlement assets and the commissions paid to agents, as well as the risks related to those issues, will substantially decrease over that period.

        An increase in interest rates would have a negative impact on our results of operations by causing an increase in interest expense and commission expense. The impact on interest income would not offset the potential negative impact of the interest and commission expense.

Future consolidation of client financial institutions or other client groups may adversely affect our financial condition.

        We have experienced the negative impact of the bank industry consolidation in recent years. Bank industry consolidation impacts existing and potential clients in our service areas, primarily in Financial Institution Services and Commercial Services. Our alliance strategy could be negatively impacted as a result of consolidations, especially where the banks involved are committed to their internal merchant processing businesses that compete with us. Bank consolidation has led to an increasingly concentrated client base in the industry, resulting in a changing client mix for Financial Institution Services as well as increased price compression. Further consolidation in the bank industry or other client base could have a negative impact on us.

Our cost saving plans may not be effective which may adversely affect our financials results.

        Our operations strategy includes goals such as data center consolidation, outsourcing labor and reducing corporate overhead expenses and business unit operational expenses. While we have and will continue to implement these strategies, there can be no assurance that we will be able to do so successfully or that we will realize the projected benefits of these and other cost saving plans. If we are unable to realize these anticipated cost reductions, our financial health may be adversely affected. Moreover, our continued implementation of cost saving plans and facilities integration may disrupt our operations and performance.

Our cost saving plans are based on assumptions that may prove to be inaccurate which may negatively impact our operating results.

        We are in the process of consolidating our 12 data centers and 7 command centers in the United States into 3 data centers and 2 command centers over the next several years. We also expect to reduce our data centers and command centers internationally over the same period. In addition, we are implementing a technology outsourcing initiative, a cost reduction effort related to overhead spending (including corporate functions and overhead expenses embedded in our segments) and other cost improvement and cost containment programs across all of our business segments. To implement these initiatives, we estimate that we will incur charges of approximately $125 million to $150 million. While we expect our cost saving initiatives to result in significant cost savings throughout our organization, our estimated savings are based on several assumptions that may prove to be inaccurate, and as a result we cannot assure you that we will realize these cost savings. The failure to achieve our estimated cost savings would negatively affect our financial condition and results of operations.

We depend, in part, on our merchant relationships and alliances to grow our Commercial Services business. If we are unable to maintain these relationships and alliances, our business may be adversely affected.

        Growth in our Commercial Services business is derived primarily from acquiring new merchant relationships, new and enhanced product and service offerings, cross selling products and services into existing relationships, the shift of consumer spending to increased usage of electronic forms of payment and the strength of our alliance partnerships with banks and financial institutions and other third parties.

        A substantial portion of our business is conducted through "alliances" with banks and other institutions. Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments and revenue sharing arrangements. Under the alliance program, we and a bank or other institution form a joint venture, either contractually or through a separate legal entity. Merchant contracts may be contributed to the venture by us and/or the bank or institution. The banks and other institutions generally provide card association sponsorship, clearing and settlement services. These institutions typically act as a merchant referral source when the institution has an existing banking or other relationship. We provide transaction processing and related functions. Both alliance partners may provide management, sales, marketing, and other administrative services. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as their bank partner.

        We rely on the continuing growth of our merchant relationships, alliances and other distribution channels. There can be no guarantee that this growth will continue. The loss of merchant relationships or alliance and financial institution partners could negatively impact our business and result in a reduction of our revenue and profit.

        Our largest alliance partnership, Chase Paymentech, is 51% owned by J.P. Morgan Chase Bank, N.A., and 49% owned by us. The current term of the existing alliance agreement expires in 2010; however JPMorgan has the right to terminate the alliance upon the closing of the Transactions. If JPMorgan exercises its termination right, First Data retains 49% of the alliance's merchant contracts by value and 49% of the alliance's sales force. Potential risks if the alliance is terminated include the potential loss of certain processing volume over time, the loss of JPMorgan branch referrals and the loss of access to the JPMorgan brand.

Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.

        We have been an active business acquirer both in the United States and internationally, and may continue to be active in the future. The acquisition and integration of businesses involves a number of risks. The core risks are in the areas of valuation (negotiating a fair price for the business based on inherently limited diligence) and integration (managing the complex process of integrating the acquired company's people, products, technology and other assets so as to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition). In addition, international acquisitions often involve additional or increased risks including, for example:

  •
  managing geographically separated organizations, systems and facilities;

  •
  integrating personnel with diverse business backgrounds and organizational cultures;

  •
  complying with foreign regulatory requirements;

  •
  fluctuations in currency exchange rates;

  •
  enforcement of intellectual property rights in some foreign countries;

  •
  difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

  •
  general economic and political conditions.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our combined businesses and the possible loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with acquisitions and the integration of the two companies' operations could have an adverse effect on our business, results of operations, financial condition or prospects.

Unfavorable resolution of tax contingencies could adversely affect our tax expense.

        We have established contingency reserves for material tax exposures relating to deductions, transactions and other matters involving some uncertainty as to the proper tax treatment of the item.

These reserves reflect what we believe to be reasonable assumptions as to the likely final resolution of each issue if raised by a taxing authority. While we believe that the reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be finally resolved at a financial cost not in excess of any related reserve. An unfavorable resolution, therefore, could negatively impact our results of operations.

Changes in laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.

        We and our customers are subject to regulations that affect the electronic payments industry in the many countries in which our services are used. In particular, our customers are subject to numerous regulations applicable to banks, financial institutions and card issuers in the United States and abroad, and, consequently, we are at times affected by such federal, state and local regulations. Regulation of the payments industry, including regulations applicable to us and our customers, has increased significantly in recent years. Failure to comply with regulations may result in the suspension or revocation of license or registration, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines which could have an adverse effect on our financial condition. We are subject to U.S. and international financial services regulations, a myriad of consumer protection laws, escheat regulations and privacy and information security regulations to name only a few. Changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on us. In addition, even an inadvertent failure by us to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our reputation or brands.

        There is also increasing scrutiny of a number of credit card practices, from which some of our customers derive significant revenue, by the U.S. Congress and governmental agencies. For example, the Senate Permanent Subcommittee on Investigations will consider the methods used to calculate finance charges and allocate payments received from cardholders, and the methods by which default interest rates, late fees and over-the-credit-limit fees are determined, imposed and disclosed. These investigative efforts and other congressional activity could lead to legislation and/or regulation that could have a material impact on our customers' businesses and our business if implemented. Any such legislative or regulation restrictions on our customers' ability to operate their credit card programs or to price credit freely could result in reduced revenue and increased cost for our customers, reduced amounts of credit available to consumers and, therefore, a potential reduction of our transaction volume and revenues.

        We have structured our business in accordance with existing tax laws and interpretations of such laws which have been confirmed through either tax rulings or opinions obtained in various jurisdictions including those related to value added taxes in Europe. Changes in tax laws or their interpretations could decrease the value of revenues we receive and have a material adverse impact on our business.

Failure to protect our intellectual property rights and defend ourselves from potential patent infringement claims may diminish our competitive advantages or restrict us from delivering our services.

        Our trademarks, patents and other intellectual property are important to our future success. The STAR trade name is an intellectual property right which is individually material to us. The STAR trade name is widely recognized and is associated with quality and reliable service. Loss of the proprietary use of the STAR trade name or a diminution in the perceived quality associated with this name could harm our growth in the debit network business.

        We also rely on proprietary technology. It is possible that others will independently develop the same or similar technology. Assurance of protecting our trade secrets, know-how or other proprietary information cannot be guaranteed. Our patents could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or advantage. If we were unable to maintain the proprietary nature of our technologies, we could lose competitive advantages and be materially adversely affected.

        The laws of certain foreign countries in which we do business or contemplate doing business in the future do not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in judicial or administrative proceedings could prevent us from selling our services or prevent us from preventing others from selling competing services, and thereby may have a material adverse affect on the business and results of operations. Additionally, claims have been made, are currently pending, and other claims may be made in the future, with regards to our technology infringing on a patent or other intellectual property rights. Unfavorable resolution of these claims could either result in us being restricted from delivering the related service or result in a settlement that could be material to us.

Material breaches in security of our systems may have a significant effect on our business.

        The uninterrupted operation of our information systems and the confidentiality of the customer/consumer information that resides on such systems are critical to the successful operations of our business. We have security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. We also have what it deems sufficient security around the system to prevent unauthorized access to the system. An information breach in the system and loss of confidential information such as credit card numbers and related information could have a longer and more significant impact on the business operations than a hardware failure. The loss of confidential information could result in losing the customers' confidence and thus the loss of their business, as well as imposition of fines and damages.

The ability to recruit, retain and develop qualified personnel is critical to our success and growth.

        All of our businesses function at the intersection of rapidly changing technological, social, economic and regulatory developments that requires a wide ranging set of expertise and intellectual capital. For us to successfully compete and grow, we must retain, recruit and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. In addition, we must develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. However, the market for qualified personnel is competitive and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability.

        We also manage our business with a number of key personnel, none of whom have employment agreements with us. In connection with the recent appointment of a new chief executive officer concurrent with the closing of the Transactions, changes may be made to our senior management. We cannot assure you that key personnel, including executive officers, will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

Failure to comply with state and federal antitrust requirements could adversely affect our business.

        Through our merchant alliances, we hold an ownership interest in several competing merchant acquiring businesses while serving as the electronic processor for those businesses. In order to satisfy state and federal antitrust requirements, we actively maintain an antitrust compliance program. Notwithstanding our compliance program, it is possible that perceived or actual violation of state or federal antitrust requirements could give rise to regulatory enforcement investigations or actions.

Regulatory scrutiny of, or regulatory enforcement action in connection with, compliance with state and federal antitrust requirements could have a material adverse effect on our reputation and business.

Global economics, political and other conditions may adversely affect trends in consumer spending, which may adversely impact our revenue and profitability.

        The global electronic payments industry depends heavily upon the overall level of consumer, business and government spending. A sustained deterioration in the general economic conditions, particularly in the United States or Europe, or increases in interest rates in key countries in which we operate may adversely affect our financial performance by reducing the number of average purchase amount of transactions involving payment cards. A reduction in the amount of consumer spending could result in a decrease of our revenue and profits.

The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability.

        If the number of electronic commerce transactions does not continue to grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on the profitability of our business, financial condition and results of operations. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services.

We may experience breakdowns in our processing systems that could damage customer relations and expose us to liability.

        We depend heavily on the reliability of our processing systems in our core business. A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. Not only would we suffer damage to our reputation in the event of a system outage or data loss, but we may also be liable to third parties. Many of our contractual agreements with financial institutions require the payment of penalties if our systems do not meet certain operating standards. To successfully operate our business, we must be able to protect our processing and other systems from interruption, including from events that may be beyond our control. Events that could cause system interruptions include but are not limited to:

  •
  fire;

  •
  natural disaster;

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  unauthorized entry;

  •
  power loss;

  •
  telecommunications failure;

  •
  computer viruses;

  •
  terrorist acts; and

  •
  war.

        Although we have taken steps to protect against data loss and system failures, there is still risk that we may lose critical data or experience system failures. We perform the vast majority of disaster recovery operations ourselves, though we utilize select third parties for some aspects of recovery, particularly internationally. To the extent we outsource our disaster recovery, we are at risk of the vendor's unresponsiveness in the event of breakdowns in our systems. Furthermore, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

We may experience software defects, computer viruses and development delays, which could damage customer relations, decrease our potential profitability and expose us to liability.

        Our products are based on sophisticated software and computing systems that often encounter development delays, and the underlying software may contain undetected errors, viruses or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in:

  •
  additional development costs;

  •
  diversion of technical and other resources from our other development efforts;

  •
  loss of credibility with current or potential customers;

  •
  harm to our reputation; or

  •
  exposure to liability claims.

        In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors, viruses or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and customer agreements, we cannot assure you that these measures will be successful in limiting our liability.

Unaudited Pro Forma Condensed Consolidated Financial Information

        The following unaudited pro forma condensed consolidated financial statements have been derived from or developed by applying pro forma adjustments to our historical audited and unaudited consolidated financial statements. The unaudited pro forma condensed consolidated statements of income give effect to the Transactions as if they had occurred at the beginning of the respective periods. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on June 30, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the date indicated and they do not purport to project the results of operations or financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

        The Merger will be accounted for using purchase accounting. The pro forma information presented, including allocation of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. Additionally, adjustments to the pro forma condensed consolidated balance sheet were calculated assuming that the book value of other assets and liabilities equal the fair value. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

        The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this Current Report on Form 8-K, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired, the liabilities assumed, and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note (b) under "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet," to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

        The unaudited pro forma condensed consolidated statements of income data do not reflect certain non-recurring items. Such items include stock compensation expense from the accelerated vesting of stock options and restricted stock resulting from the Transactions. Charges and benefits are also expected for transaction costs, the write-off of deferred financing fees on existing debt, synthetic leases and the net costs to tender existing debt incurred by us that will be expensed prior to or upon the close of the Transactions. Such items have not been reflected in pro forma income from continuing operations because the expense or benefit associated with such items are directly related to the Transactions, but will not have a continuing impact.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2007

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Assets
Cash and cash equivalents	$924.5	$(82.9)	(a)	$841.6
Settlement assets	17,635.7	—		17,635.7
Accounts receivable, net	2,318.8	—		2,318.8
Property and equipment, net	789.1	97.4	(a)	886.5
Goodwill	7,631.5	9,515.1	(b)	17,146.6
Other intangibles, net	2,586.8	4,105.5	(b)	6,692.3
Investment in affiliates	793.0	4,106.9	(b)	4,899.9
Other assets	551.2	643.1	(c)	1,194.3

Total assets	$33,230.6	$18,385.1		$51,615.7

Liabilities and Stockholders' Equity
Liabilities:
Settlement obligations	$17,713.1	$—		$17,713.1
Accounts payable and other liabilities	2,694.7	1,516.1	(d)	4,210.8
Borrowings	2,335.1	20,063.9	(e)	22,399.0

Total liabilities	22,742.9	21,580.0		44,322.9

Stockholder's equity:
Total stockholder's equity	10,487.7	(3,194.9	)(f)	7,292.8

Total Liabilities and Stockholders' Equity	$33,230.6	$18,385.1		$51,615.7

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
Reflects the estimated sources and uses of cash for the Transactions as follows (in millions):

Sources
Revolving credit facility(1)	$200.0
Term loan B facility(2)	13,000.0
New senior cash-pay unsecured debt	3,750.0
New senior PIK unsecured debt	2,750.0
New senior subordinated unsecured debt	2,500.0
Equity contribution(3)	7,375.0
Rollover of capital leases and other existing debt(4)	199.0

Total sources	29,774.0

Uses
Merger consideration for shares(5)	26,271.4
Estimated transaction fees(6)	905.3
Existing debt(7)	2,164.1
Interest rate swaps(8)	70.6
Synthetic operating leases(9)	97.4
Cross-currency swaps(10)	66.2
Rollover of capital leases and other existing debt(4)	199.0

Total uses	29,774.0

Reclassification to other assets to fund Supplemental Incentive Savings Plan ("SISP")(11)	(82.9)

Pro forma net adjustment to cash	$(82.9)

  (1)
  Upon the closing of the Transactions, we will enter into a $2,000.0 million senior secured revolving credit facility with a six-year maturity (without giving effect to approximately $27.6 million of outstanding letters of credit as of June 30, 2007), $200.0 million of which is expected to be drawn on the closing date of the Transactions to fund costs related to the Transactions.

  (2)
  Upon the closing of the Transactions, we will enter into a $13,000.0 million senior secured term loan facility with a seven-year maturity, which is expected to be fully drawn on the closing date. For purposes of these unaudited pro forma condensed consolidated financial statements, it is assumed that the full amounts of these facilities are borrowed at closing. A portion of the term loan facility in the amount of our existing notes not tendered and remaining outstanding after consummation of the tender of such notes may be available in the form of a senior secured delayed draw term loan facility, which will mature on the seventh anniversary of the closing of the Transactions.

  (3)
  Consists of the equity contributions by the Equity Investors and/or their assignees, as well as the commitment from GSMP 2006 Onshore and the GS Group, pursuant to which GSMP 2006 Onshore and the GS Group have severally and not jointly committed to purchase $380.0 million and $620.0 million, respectively, of senior PIK notes of Holdings in connection with the closing of the Merger. Net of fees and expenses, we expect that Holdings will receive $980.0 million from the offering of its senior PIK notes. If any amounts are not funded under such commitment, the amount contributed by the other equity investors and/or their assignees will be increased by the same amount. Neither we nor our subsidiaries will provide credit support for Holdings' obligations. As a result, the new senior PIK unsecured debt commitment is treated as equity for purposes of the unaudited pro forma condensed consolidated financial information.
  In addition, in connection with the Merger, we expect that members of management will have an opportunity to make an equity investment in Holdings. It is expected that any such equity investment may be made by paying cash for shares of Holdings or by contributing shares of First Data common stock to Holdings in exchange for an equity interest in Holdings. The management equity investment is subject to negotiation and no terms or conditions have yet been finalized.

  (4)
  Consists primarily of $160.6 million of capital leases and $35.0 million of borrowings outstanding against lines of credit associated with First Data Deutschland, which had total capacity of approximately €160 million (approximately US$215 million), of which US$35.0 million was outstanding as of June 30, 2007. We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 162 million Australian dollars (approximately US$137 million), with no borrowings outstanding as of June 30, 2007.

  (5)
  The holders of outstanding shares of common stock immediately prior to the effective time of the Merger will receive $34.00 in cash per share in connection with the Transactions. The calculation assumes approximately 754.03 million shares outstanding as of June 30, 2007 (including restricted stock awards and vested restricted stock units). The cost of the stock option cancellation payment is assumed to be $613.7 million which is calculated based on 47.03 million options outstanding as of June 30, 2007 with an average exercise price of $20.951 per share. The cost of the restricted stock unit cancellation payment is assumed to be $18.7 million which is calculated based upon 0.55 million unvested units outstanding as of June 30, 2007 for which the holders will receive $34.00 in cash per share. The cost to buy out the outstanding warrant is estimated to be $2.0 million which is calculated based upon the provisions of the warrant which allow for the purchase of 0.35 million shares at a price of $28.2969 per share.

  (6)
  Represents estimated transaction fees as follows (in millions):

Estimated deferred financing fees associated with the Transactions(i)	$601.9
Estimated transactions fees(ii)	303.4

Total estimated transaction fees	$905.3

    (i)
    Represents estimated deferred financing fees associated with the debt issuance which will be capitalized and amortized over the related terms of the financings.

    (ii)
    Represents an estimate of the costs we and the sponsor of the Merger will incur directly related to the Transactions, $53.0 million of which will be expensed by us prior to or upon the consummation of the Merger, $82.2 million of which will be treated as a reduction to equity, and $168.2 million of which will be treated as an additional component of purchase price consideration.

  (7)
  Represents the estimated amount to be paid to refinance existing debt in the Transactions plus the associated accrued interest as well as the estimated fees for tendering the existing debt. Amounts are as follows (in millions):

Estimated pay down of existing debt balances (including mark-to-market adjustment)	$2,136.1
Estimated pay down of accrued interest on existing debt	22.0
Estimated fees to tender existing debt	6.0

Total estimated pay down of existing debt	$2,164.1

  The actual amount paid to tender existing debt may differ from the estimate and may result in a realized gain or loss.

  (8)
  We have interest rate swaps that are used to hedge the exposure of changes in fair value resulting from our existing fixed rate debt. In conjunction with the repayment of our existing debt in connection with the Transactions, we will terminate the interest rate swaps. The swaps are carried at fair market value and are reported in the "Other assets" and "Accounts payable and other liabilities" line items of our Consolidated Balance Sheet. The following table sets forth the components of the adjustments related to interest rate swaps (in millions):

Estimated cash received from interest rate swap terminations	$35.2
Estimated cash paid for interest rate swap terminations	(105.8)

Net cash paid for interest rate swap terminations	(70.6)
Settlement of mirror swap assets(i)	(35.2)
Settlement of mirror swap liabilities(ii)	35.2
Settlement of derivative liabilities associated with existing debt(iii)	70.6

Estimated net gain/(loss) resulting from termination of interest rate swaps associated with existing debt	$0.0

    (i)
    Represents the settlement of mirror swap assets associated with interest rate swaps that will be terminated in conjunction with the pay down of our existing debt. In connection with the pay down of existing debt in prior periods, we de-designated an amount of interest rate swaps in proportion to the reduction of the debt balance. At the same time that the de-designations were effective, we entered into new derivative instruments (mirror swaps) with terms exactly opposite to the de-designated portions of the existing swaps to avoid income volatility.

    (ii)
    Represents the settlement of mirror swap liabilities related to the mirror swap assets discussed in note (i) above.

    (iii)
    Represents the settlement of derivative liabilities associated with interest rate swaps used to hedge the fair value of our existing debt that would be terminated in conjunction with the debt refinancing. A corresponding amount is included as part of the carrying basis of the debt.

  Actual amounts of swap payments may differ from these estimates and may result in a realized gain or loss.

  (9)
  Represents estimated cash outlay to buy out two synthetic operating leases related to six buildings. The buy out of the synthetic operating leases is contractually required due to change in control provisions included in the leases.

  (10)
  Represents estimated cash outlay to buy out a portion of our cross-currency swaps used to hedge net investments in foreign operations. The buy out is contractually required due to change in control provisions contained in the agreements.

  (11)
  Represents transfer to restricted cash to reflect the funding of the SISP liability reported in "Other liabilities" on the consolidated balance sheet. This funding is contractually required due to a change in control provision included in the SISP.

(b)
The following table sets forth the calculation and adjustments made related to the preliminary allocation of purchase price with respect to the Transactions (in millions):

Merger consideration for shares (see note (a)(5))		$26,271.4
Transaction fees and expenses allocable to stock acquisition (see note (a)(6))		168.2

Total		26,439.6
Net assets acquired before adjustment as of June 30, 2007	10,487.7
Deferred financing fees on existing debt, net of taxes(1)	(3.6)
Estimated transaction costs (see note (a)(6))	(53.0)
Estimated tax benefit resulting from cancellation or buy out of stock options, restricted stock awards and restricted stock units(2)	194.8
Fees to tender existing debt, net of taxes(3)	(3.8)
Write-off synthetic lease liabilities, net of prepaid asset and taxes(4)	4.3

Adjusted net assets acquired at historical cost		10,626.4

Estimated purchase price in excess of net assets acquired(5)		15,813.2
Adjustments to net assets acquired:
Other intangible assets(5)	4,105.5
Investment in affiliates other intangible assets(5)	1,026.5

	5,132.0
Deferred income taxes(6)	(1,914.3)

Preliminary adjustments to net assets acquired		3,217.7
Adjustment to Investment in affiliates goodwill		3,080.4

Adjustment to goodwill		$9,515.1

  (1)
  Represents the write-off of $5.7 million of unamortized deferred financing costs associated with the pay down of our existing debt net of income taxes calculated using a 37.3% marginal rate.

  (2)
  The estimated cancellation payment for existing stock options is approximately $613.7 million and is expected to result in an excess tax benefit above already existing deferred tax assets of approximately $179.6 million which will reduce income taxes payable. Additionally, restricted stock awards and restricted stock units that will vest as a result of the Transactions are expected to result in an excess tax benefit of approximately $15.2 million.

  (3)
  Represents the estimated fees to tender existing debt described in note (a)(7) net of income taxes calculated using a 37.3% marginal rate.

  (4)
  As described in note (a)(9), as a result of the Transactions, we will buy out two synthetic leases. The resulting write-off of net assets is calculated as follows (in millions):

Synthetic lease prepaid asset	$(0.8)
Synthetic lease liabilities	7.6

Synthetic lease liabilities, net of prepaid asset	6.8
Tax expense using 37.3% marginal tax rate	(2.5)

Write-off of synthetic lease liabilities, net of prepaid asset and taxes	$4.3

  (5)
  These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to goodwill and other intangible assets. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. (See Note (a) under "Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income" below). For purposes of these unaudited pro forma condensed consolidated financial statements, preliminary fair values and useful lives have been estimated based on our experience with acquired businesses and their related valuations and purchase price allocations. A portion of the preliminary allocation to goodwill and other intangible assets relates to our investments in unconsolidated joint ventures. Goodwill is not amortized and will be evaluated for impairment on an annual basis. In addition, there may be other fair value adjustments that we have not yet estimated.

  (6)
  Reflects the adjustment of the estimated impact on deferred tax liabilities related to the $5,132.0 million other intangibles adjustment calculated at a 37.3% marginal rate.

(c)
Adjustment to "Other assets" consists of the following (in millions):

Estimated deferred financing fees associated with the Transactions (see note (a)(6))	$601.9
Reclassification to other assets (see note (a)(11))	82.9
Deferred financing fees related to existing debt (see note (b)(1))	(5.7)
Settlement of mirror swap assets (see note (a)(8))	(35.2)
Write-off synthetic lease prepaid asset (see note (b)(4))	(0.8)

Total adjustment to Other assets	$643.1

(d)
Adjustment to "Accounts payable and other liabilities" consists of the following (in millions):

Deferred income taxes(1)	$1,916.8
Income taxes payable(2)	(199.1)
Accrued interest payable (see note (a)(7))	(22.0)
Settlement of derivative liabilities associated with existing debt (see note (a)(8))	(70.6)
Settlement of mirror swap liabilities (see note (a)(8))	(35.2)
Buy out of cross-currency swaps (see note (a)(10))	(66.2)
Write-off synthetic lease liabilities (see note (b)(4))	(7.6)

Total adjustment to Accounts payable and other liabilities	$1,516.1

  (1)
  Amount consists of the following (in millions):

Deferred taxes associated with other intangibles adjustment (see note (b)(6))	$1,914.3
Deferred taxes associated with synthetic lease liabilities net of prepaid asset (see note (b)(4))	2.5

$1,916.8

  (2)
  Amount consists of the following (in millions):

Income tax benefit resulting from write-off of deferred financing costs (see note (b)(1))	$(2.1)
Income tax benefit resulting from fees to tender existing debt (see note (a)(7))	(2.2)
Estimated tax benefit resulting from cancellation or buy out of stock options and restricted stock awards (see note (b)(2))	(194.8)

$(199.1)

  Income tax benefits were calculated using 37.3% marginal tax rate.

(e)
Adjustment to Borrowings consists of the following (in millions):

Revolving credit facility (see note (a)(1))	$200.0
Term loan B facility (see note (a)(2))	13,000.0
New senior cash-pay unsecured debt	3,750.0
New senior PIK unsecured debt	2,750.0
New senior subordinated unsecured debt	2,500.0
Estimated paydown of existing debt balances (including mark-to-market adjustment)	(2,136.1)

Total adjustment to Borrowings	$20,063.9

(f)
Adjustment to stockholders' equity consists of the following (in millions):

Estimated tax benefit resulting from cancellation payment for existing stock options (see note (b)(2))	$194.8
Estimated transaction costs (see note (a)(6))	(53.0)
Write-off of deferred financing fees on existing debt, net of taxes (see notes (b)(1) and (d)(2))	(3.6)
Fees to tender existing debt, net of taxes (see notes (a)(7) and (b)(3))	(3.8)
Write-off of synthetic lease liabilities, net of prepaid asset and taxes (see note (b)(4))	4.3
Adjustment for net assets acquired (see note (b))	(10,626.4)
Equity contribution (see note (a)(3))	7,375.0
Equity commitment fees (see note (a)(6))	(82.2)

$(3,194.9)

Parent has not yet finalized which members of management will have an opportunity to make an equity investment in Holdings in connection with the Merger. It is expected that any such equity investment may be made by paying cash for shares of Holdings or by contributing shares of First Data common stock to Holdings in exchange for an equity interest in Holdings. The management equity investment is subject to negotiation and no terms or conditions have yet been finalized. For purposes of the unaudited pro forma condensed consolidated financial statements, it is assumed that all options and restricted stock are acquired in the Merger for cash and no equity investments have been made by management. However, any management equity participation is expected to require the use of historic cost in the application of purchase accounting, up to the extent of management's pre-Merger basis in our net assets at historical cost. This may result in reduced amounts of adjustments to assets, with an offsetting reduction in the amount of stockholders' equity, as compared to the amounts shown herein.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Twelve Months Ended June 30, 2007

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Revenues:
Transaction and processing service fees	$5,291.3	$—		$5,291.3
Investment income, net	(107.1)	—		(107.1)
Product sales and other	752.1	—		752.1
Reimbursable debit network fees, postage and other	1,610.3	—		1,610.3

	7,546.6	—		7,546.6

Expenses:
Cost of services	3,289.9	300.0	(a)	3,589.9
Cost of products sold	311.9	—		311.9
Selling, general and administrative	1,243.3	4.1	(b)	1,247.4
Reimbursable debit network fees, postage and other	1,610.3	—		1,610.3
Other operating expenses(c)	21.7	—		21.7

	6,477.1	304.1		6,781.2

Operating profit	1,069.5	(304.1)		765.4

Other income (expense):
Interest income	66.4	—		66.4
Interest expense	(199.9)	(1,907.4)	(d)	(2,107.3)
Investment gains and (losses)	(146.1)	—		(146.1)
Divestitures, net	4.9	—		4.9
Debt repayment costs	(29.4)	29.4	(e)	—

	(304.1)	(1,878.0)		(2,182.1)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	765.4	(2,182.1)		(1,416.7)
Income taxes	151.2	(837.2)	(f)	(686.0)
Minority interest	(142.2)	—		(142.2)
Equity earnings in affiliates	299.9	(59.3)	(a)	240.6

Income (loss) from continuing operations(g)	$771.9	$(1,404.2)		$(632.3)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Six Months Ended June 30, 2007

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Transaction and processing service fees	$2,645.5	$—		$2,645.5
Investment income, net	(37.8)	—		(37.8)
Product sales and other	387.5	—		387.5
Reimbursable debit network fees, postage and other	841.8	—		841.8

	3,837.0	—		3,837.0

Expenses:
Cost of services	1,699.5	152.1	(a)	1,851.6
Cost of products sold	155.3	—		155.3
Selling, general and administrative	643.2	(5.9)	(b)	637.3
Reimbursable debit network fees, postage and other	841.8	—		841.8
Other operating expenses(c)	21.5	—		21.5

	3,361.3	146.2		3,507.5

Operating profit	475.7	(146.2)		329.5

Other income (expenses):
Interest income	20.9	—		20.9
Interest expense	(70.4)	(984.3	)(d)	(1,054.7)
Investment gains and (losses)	(1.5)	—		(1.5)
Divestitures, net	3.5	—		3.5
Debt repayment gain	1.4	(1.4)	(e)	—

	(46.1)	(985.7)		(1,031.8)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	429.6	(1,131.9)		(702.3)
Income taxes	107.6	(433.4)	(f)	(325.8)
Minority interest	(69.1)	—		(69.1)
Equity earnings in affiliates	147.7	(29.9)	(a)	117.8

Income (loss) from continuing operations(g)	$400.6	$(728.4)		$(327.8)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Twelve Months Ended December 31, 2006

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Revenues:
Transaction and processing service fees	$5,037.6	$—		$5,037.6
Investment income, net	(128.6)	—		(128.6)
Product sales and other	699.8	—		699.8
Reimbursable debit network fees, postage and other	1,467.6	—		1,467.6

	7,076.4	—		7,076.4

Expenses:
Cost of services	3,064.9	300.2	(a)	3,365.1
Cost of products sold	300.9	—		300.9
Selling, general and administrative	1,157.5	20.0	(b)	1,177.5
Reimbursable debit network fees, postage and other	1,467.6	—		1,467.6
Other operating expenses(c)	5.0	—		5.0

	5,995.9	320.2		6,316.1

Operating profit	1,080.5	(320.2)		760.3

Other income (expense):
Interest income	55.5	—		55.5
Interest expense	(248.0)	(1,853.7)	(d)	(2,101.7)
Investment gains and (losses)	45.4	—		45.4
Divestitures, net	8.0	—		8.0
Debt repayment costs	(30.8)	30.8	(e)	—

	(169.9)	(1,822.9)		(1,992.8)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	910.6	(2,143.1)		(1,232.5)
Income taxes	203.7	(823.9)	(f)	(620.2)
Minority interest	(142.3)	—		(142.3)
Equity earnings in affiliates	283.1	(59.8)	(a)	223.3

Income (loss) from continuing operations(g)	$847.7	$(1,379.0)		$(531.3)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Six Months Ended June 30, 2006

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Revenues:
Transaction and processing service fees	$2,391.8	$—		$2,391.8
Investment income, net	(59.3)	—		(59.3)
Product sales and other	335.2	—		335.2
Reimbursable debit network fees, postage and other	699.1	—		699.1

	3,366.8	—		3,366.8

Expenses:
Cost of services	1,474.5	152.3	(a)	1,626.8
Cost of products sold	144.3	—		144.3
Selling, general and administrative	557.4	10.0	(b)	567.4
Reimbursable debit network fees, postage and other	699.1	—		699.1
Other operating expenses(c)	4.8	—		4.8

	2,880.1	162.3		3,042.4

Operating profit	486.7	(162.3)		324.4

Other income (expense):
Interest income	10.0	—		10.0
Interest expense	(118.5)	(930.6)	(d)	(1,049.1)
Investment gains and (losses)	190.0	—		190.0
Divestitures, net	6.6	—		6.6

	88.1	(930.6)		(842.5)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	574.8	(1,092.9)		(518.1)
Income taxes	160.1	(420.1)	(f)	(260.0)
Minority interest	(69.2)	—		(69.2)
Equity earnings in affiliates	130.9	(30.4)	(a)	100.5

Income (loss) from continuing operations(g)	$476.4	$(703.2)		$(226.8)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

(a)
Adjustment to "Cost of services" consists of the following:

		Six months Ended June 30,
	Year Ended December 31, 2006			Twelve Months Ended June 30, 2007
		2006	2007
	(in millions)
Adjustment related to other intangible amortization expense(1)	$373.5	$189.8	$186.8	$370.5
Less other intangible amortization expense related to Investment in affiliates netted against Equity earnings in affiliates	(59.8)	(30.4)	(29.9)	(59.3)
Reverse amortization of prior year service costs and actuarial gains and losses related to defined benefit plans(2)	(9.1)	(4.5)	(4.3)	(8.9)
Reverse rent expense related to synthetic leases(3)	(9.0)	(4.9)	(2.8)	(6.9)
Depreciation expense on buildings being bought out from synthetic leases(3)	4.6	2.3	2.3	4.6

Total "Cost of services" adjustments	$300.2	$152.3	$152.1	$300.0

  (1)
  Represents change in amortization based upon preliminary estimates of fair values and useful lives of other intangible assets (see Note (b) under "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet" above).

  These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to goodwill and other intangible assets. A portion of the preliminary allocation to goodwill and other intangibles relates to our equity method investments and is reflected in the "Investment in Affiliates" line of the unaudited pro forma condensed consolidated balance sheet. The related income statement adjustment is reflected in the "Equity earnings in affiliates" lines of the unaudited pro forma condensed consolidated statements of income. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statements of income. The amortization lives and methods will be reviewed and adjusted, where necessary, once a valuation is completed. The following table shows the impact to pro forma income from continuing operations for every $500.0 million increase or decrease of purchase price allocated to amortizable intangibles at a range of weighted-average useful lives:

	Impact to Pro Forma Income (Loss) from Continuing Operations
Weighted Average Life	Twelve Months	Six Months
	(in millions)
Seven years	$71.4	$35.7
Eight years	62.5	31.3
Nine years	55.6	27.8
Ten years	50.0	25.0
Eleven years	45.5	22.8

  The estimated weighted average life of other intangibles is approximately 9 years. The following table shows the (decrease) increase in pro forma income (loss) from continuing operations based on different estimated lives:

	Impact to Pro Forma Income (Loss) from Continuing Operations
Weighted Average Life	Twelve Months	Six Months
	(in millions)
Seven years	$(243.9)	$(121.9)
Eight years	(106.7)	(53.3)
Ten years	85.4	42.7
Eleven years	155.2	77.7
  (2)
  Represents reversal of historical amounts recognized in the Consolidated Statements of Income related to our defined benefit plans for amortization of prior years service costs and actuarial gains and losses.

  (3)
  Represents reversal of rent expense recognized related to the buy out of synthetic operating leases as a direct result of the Transactions. Also represents an adjustment to recognize depreciation expense associated with the capitalization of the buildings being bought out assuming a weighted-average remaining depreciable life of 21 years. (See Note (a)(9) under "Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet" above.)

(b)
Reflects pro forma adjustments to recognize expense resulting from the sponsor's management fee. The fee is estimated to be approximately $20 million annually. Also reflects a pro forma adjustment in the six months ended June 30, 2007 to reverse transaction costs of $15.9 million incurred and expensed by us.

(c)
Other operating expenses include: restructuring charges, net, impairments, litigation and regulatory settlements, and other.

(d)
Reflects pro forma interest expense resulting from our new capital structure as follows:

		Six months Ended June 30,
	Year Ended December 31, 2006			Twelve Months Ended June 30, 2007
		2006	2007
	(in millions)
Cash interest expense related to new capital structure(1)	$1,761.4	$880.7	$880.7	$1,761.4
Other existing debt obligations(2)	10.0	3.2	8.8	15.6

Total cash interest expense	1,771.4	883.9	889.5	1,777.0
Interest expense on new senior PIK unsecured debt(3)	247.8	123.9	123.9	247.8
Amortization of capitalized debt issuances costs(4)	82.5	41.3	41.3	82.5

Total pro forma interest expense	2,101.7	1,049.1	1,054.7	2,107.3
Less historical interest expense	(248.0)	(118.5)	(70.4)	(199.9)

Net adjustment to interest expense	$1,853.7	$930.6	$984.3	$1,907.4

  (1)
  Reflects interest on $200.0 million outstanding against the senior secured revolving credit facility, $13,000.0 million senior secured term loan facility, $3,750.0 million of new senior cash-pay unsecured debt and $2,500.0 million of new senior subordinated unsecured debt using an estimated weighted-average interest rate (which also includes interest on the $2,750.0 million of new senior PIK unsecured debt) of 9.01%. Also reflects a 0.50% commitment fee on the unutilized portion of the senior secured revolving credit facility ($1,800.0 million). The senior secured term loan facility has a seven-year maturity. A portion of the term loan facility in the amount of any existing notes not tendered and remaining outstanding after consummation of the tender offer for such notes may be available in the form of a senior secured delayed draw term loan facility, which will mature on the seventh anniversary of the closing of the Transactions.

  (2)
  Represents interest on existing capital lease obligations and other notes payable.

  (3)
  Reflects PIK interest on $2,750.0 million of new senior PIK unsecured debt using an estimated weighted-average interest rate (which also includes interest on $200.0 million outstanding against the senior secured revolving credit facility,

    $13,000.0 million senior secured term loan facility, $3,750.0 million of new senior cash-pay unsecured debt and $2,500.0 million of new senior subordinated unsecured debt) of 9.01%. Interest on the new senior PIK unsecured debt up to and including September 30, 2011 will be paid entirely by increasing the principal amount of the outstanding new senior PIK unsecured debt or by issuing new senior PIK unsecured debt ("PIK interest"). Beginning on October 1, 2011, interest will be payable in cash.

  (4)
  Represents debt issuance fees of $601.9 million associated with the new bank facilities amortized over a weighted-average period of 7 years.

A 12.5 basis point change in interest rates on the new debt issuances would change interest expense for the twelve-month and six-month periods by approximately $27.8 million and $13.9 million, respectively.

(e)
Represents elimination of debt repayment costs associated with existing debt.

(f)
Represents the tax effect of the pro forma adjustments, calculated at a marginal rate of 37.3% for 2007 and 37.4% for 2006.

(g)
Income from continuing operations does not include the effects of certain non-recurring items. Such items include approximately $174 million, pretax, of stock compensation expense from the accelerated vesting of stock options and restricted stock resulting from the Transactions. Charges of approximately $53.0 million, $5.7 million and $6.0 million, all pretax, are also expected resulting from transaction costs, deferred financing fees on existing debt, and the net costs to tender existing debt, respectively, incurred by us that will be expensed prior to or upon the close of the Transactions. Such items have not been reflected in pro forma income from continuing operations because the expense associated with such items are directly related to the Transactions, but will not have a continuing impact.

Additional Pro Forma Financial Data

Pro Forma As of and for the Twelve Months Ended June 30, 2007
Adjusted Revenue(1)	$7,997.4
Adjusted EBITDA(2)	2,269.7
Pro Forma Adjusted EBITDA(2)	2,574.8
Capital Expenditures, net(3)	377.9
Net debt(4)	21,557.4
Cash interest expense(5)	1,777.0

(1)
Adjusted revenue is not a defined term under GAAP. Adjusted Revenue is defined as total segment revenue less internal revenues, interest income and revenue of the Integrated Payment Systems segment due to our announcement to wind down the official check and money order businesses of the segment, which comprise the majority of the segment's operations. Integrated Payment Systems Inc., which operates these businesses, will not be a guarantor under the credit facility or the new unsecured debt. Adjusted revenue does not purport to be an alternative to segment or consolidated revenues as a measure of operating performance. We believe that the presentation of adjusted segment and consolidated revenue are appropriate to provide additional information to investors about the impact of certain material non-cash items and other items at the segment and consolidated level. Adjusted revenue also provides information as to revenue from external customers.

Twelve Months Ended June 30, 2007	Commercial Services	Financial Institution Services	International	Integrated Payment Systems	Total Operating Segments	All Other and Corporate	Total
	(in millions)
Segment revenue	$4,330.3	$1,911.3	$1,478.0	$139.7	$7,859.3	$453.6	$8,312.9
Internal revenue	(23.7)	(42.3)	(3.3)	(10.8)	(80.1)	(40.8)	(120.9)
Interest income	(1.8)	(0.2)	(18.4)	(0.7)	(21.1)	(45.3)	(66.4)

Adjusted segment revenue	$4,304.8	$1,868.8	$1,456.3	$128.2	$7,758.1	$367.5	8,125.6

Integrated Payment Systems adjusted segment revenue(a)							(128.2)

Adjusted revenue							7,997.4
Reconciliation to consolidated revenue:
Integrated Payment Systems adjusted segment revenue							128.2
Pretax equivalency(b)							(245.7)
Equity earnings in affiliates(c)							(333.3)

Consolidated revenue							$7,546.6

  (a)
  Represents an adjustment to exclude Integrated Payment Systems segment revenue due to our announcement to wind down the official check and money order businesses of the segment, which comprise the majority of the segment's operations.

  (b)
  Integrated Payment Systems adjusted segment revenue totaling $128.2 million includes a pre-tax equivalency adjustment of $245.7 million that reflects the segment operating results as if the underlying investments of the segment were held in taxable securities rather than the tax-free municipal securities in which they are actually held. Excluding such adjustment, Integrated Payment Systems would have generated adjusted segment revenue of $(117.5) million principally as the result of agent commissions (netted against revenue) exceeding investment portfolio earnings. This represents a reversal of the segment adjustment to reflect our consolidated presentation.

  (c)
  Equity earnings in affiliates are included in segment revenue but are excluded from consolidated revenue and reported on a separate line item in the Consolidated Statement of Income of our financial statements. This adjustment excludes equity losses that were recorded in expense and the amortization related to the excess of the investment balance over our proportionate share of the investments' equity balances.

(2)
EBITDA, a measure expected to be used by management to measure operating performance, is defined as income (loss) from continuing operations (operating profit as it pertains to the segments presented below) plus interest expense, income taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain items and other adjustments and is used by management as a measure of operating performance. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that we do not expect to continue at the same level in the future. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Securities Exchange Act of 1934, as amended. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC, or not be presented at all. Since not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted to exclude certain items and other adjustments consistent with certain of the adjustments that will be used in calculating covenant compliance under the agreements governing the new unsecured debt and/or our new senior secured credit facilities. We believe that the inclusion of supplementary adjustments to Adjusted EBITDA applied in presenting Pro Forma Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-recurring items that will impact the calculation of Adjusted EBITDA that is used to determine covenant compliance under the agreements governing the new unsecured debt and/or our new senior secured credit facilities and about certain items we believe will materially impact future operating results. Such supplementary adjustments to Adjusted EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Securities Exchange Act of 1934, as amended. Accordingly, the SEC may require that Pro Forma Adjusted EBITDA be presented differently in filings made with the SEC, or not be presented at all. Since not all companies use identical calculations, this presentation of Pro Forma Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Pro forma EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are calculated as follows:

Pro Forma Twelve Months Ended June 30, 2007
Income (loss) from continuing operations	$(632.3)
Interest expense, net	2,040.9
Income taxes	(686.0)
Depreciation and amortization	1,095.6

EBITDA	1,818.2
Stock based compensation(a)	79.6
Other items(b)	161.6
Debt repayment costs, net of gains(c)	—
Pretax equivalency adjustment(d)	245.7
Integrated Payment Systems segment EBITDA(e)	(35.4)

Adjusted EBITDA	2,269.7
Cost of data center and technology initiatives(f)	48.1
Western Union spin-off costs(g)	16.8
Pre-acquisition EBITDA of acquired businesses(h)	70.2
Projected near-term cost savings(i)	150.0
Sponsor's annual management fee	20.0

Pro Forma Adjusted EBITDA(j)	$2,574.8

  (a)
  Stock based compensation recognized as expense.

  (b)
  Other items for the twelve months ended June 30, 2007 include add-backs relating to net restructuring charges of $32.3 million, impairments of $34.4 million and investment losses of $146.1 million ($144.9 million of which relate to interest rate swaps associated with the official check business that is being wound down, which did not qualify for hedge accounting; we terminated these hedges just prior to September 30, 2006 and entered into new interest rate swaps that qualify for hedge accounting treatment thus eliminating any subsequent earnings volatility relating to the need to mark derivatives to market through earnings), reduced by litigation and regulatory settlements of $37.3 million, net divestitures of $4.9 million and $7.7 million of other items, as well as minority interest income associated with the aforementioned items and to interest expense and income taxes of $1.3 million.

  A more detailed description of the Other items described above is included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007.

  (c)
  Net costs incurred to repay debt in September, November and December 2006, as well as January 2007. Such net costs are $0 for pro forma purposes as they relate to debt repaid in the Transactions.

  (d)
  Represents an adjustment to reflect the Integrated Payment Systems segment operating results as if the underlying investments were held in taxable securities rather than the tax-free municipal securities in which they are actually held.

  (e)
  Represents an adjustment to exclude Integrated Payment Systems from EBITDA due to our announcement to wind down the official check and money order businesses of the segment, which comprise the majority of the segment's operations. Integrated Payment Systems segment EBITDA includes the pretax equivalency adjustment described in note (d). Excluding such segment adjustment, Integrated Payment Systems would have generated an EBITDA loss of $210.3 million and the adjustment to exclude Integrated Payment Systems would have been an add-back of the $210.3 million.

  (f)
  Represents expenses of $40.0 million associated with platform and data center consolidation initiatives in the First Data International segment and expenses of $8.1 million associated with domestic data center consolidation initiatives considered one-time projects and estimated to be completed in 2009. See note (i) for a description of associated projected cost savings.

  (g)
  Represents consulting fees expensed during 2006 related to the Western Union spin-off which occurred on September 29, 2006.

  (h)
  Reflects the EBITDA of companies acquired after June 30, 2006, and anticipated to be acquired in 2007, as if these companies had been acquired on July 1, 2006 (i.e. results of operations for such acquisitions were included from July 1, 2006).

  (i)
  Reflects costs savings projected to be achieved on an annualized basis by the end of 2008 associated with certain corporate overhead and operational business unit cost reduction efforts, as well as our data center and platform consolidation and global labor sourcing initiatives. We estimate that we will incur charges of approximately $125 million to $150 million to implement these near-term initiatives in order to achieve the $150 million of annual savings. In addition, we will continue to pursue these opportunities to optimize our resources and further reduce costs from our existing operations. We believe these initiatives could result in significant additional cost savings, a lower cost structure and more efficient operations. Our estimate of these cost savings is based on several assumptions that we believe are reasonable but may prove to be inaccurate. We may not realize the anticipated cost savings pursuant to the anticipated timetable or at all.

  (j)
  Does not include certain items that will be used in calculating covenant compliance under the agreements governing our new unsecured debt and our new senior secured credit facilities, such as $143.5 million of minority interest expense not already accounted for in (b) above and our proportional share of taxes and depreciation and amortization relating to joint ventures that are not consolidated in our financial statements.

  Segment EBITDA is not a defined term under GAAP. Segment EBITDA does not purport to be an alternative to segment operating profit as a measure of operating performance. We believe that the presentation of segment EBITDA is appropriate to provide additional information to investors about the impact of certain material non-cash items (depreciation and amortization) and interest income at the segment level. Segment EBITDA for the twelve months ended June 30, 2007 on a historical basis is calculated as follows:

Twelve Months Ended June 30, 2007	Commercial Services	Financial Institution Services	International	Integrated Payment Systems	Total Operating Segments	All Other and Corporate	Total
	(in millions)
Operating profit (loss)	$1,122.9	$387.4	$166.6	$26.8	$1,703.7	$(143.0)	$1,560.7
Interest income	(1.8)	(0.2)	(18.4)	(0.7)	(21.1)	(45.3)	(66.4)
Depreciation and amortization	311.6	157.9	196.8	9.3	675.6	44.9	720.5

Segment EBITDA	$1,432.7	$545.1	$345.0	$35.4	$2,358.2	$(143.4)	2,214.8

Plus: Stock-based compensation(a)							79.6
Less: Integrated Payment Systems segment EBITDA(b)							(35.4)
Less: Intersegment profit(c)							(1.0)

Adjusted EBITDA							$2,258.0

  (a)
  Stock based compensation recognized as expense.

  (b)
  Represents an adjustment to exclude Integrated Payment Systems from EBITDA due to our announcement to wind down the official check and money order businesses of the segment, which comprise the majority of the segment's operations. Integrated Payment Systems segment EBITDA includes the pretax equivalency adjustment described in note (d) above. Excluding such segment adjustment, Integrated Payment Systems would have generated an EBITDA loss of $210.3 million and the adjustment to exclude Integrated Payment Systems would have been an add-back of the $210.3 million.

  (c)
  Represents elimination of intersegment profit.

(3)
Capital expenditures represent net cash paid for property and equipment as well as payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs.

(4)
Net debt is not a defined term under GAAP. Net debt is calculated as total pro forma debt ($22,399.0 million) less pro forma cash and cash equivalents ($841.6 million) at June 30, 2007. Depending on the level of cash available for use in the Transactions, the amount of cash and cash equivalents at the time of closing the Transactions may be lower than the pro forma amount used to calculate the amount of net debt. Net debt does not purport to be an alternative to indebtedness. We believe that the presentation of net debt is appropriate to provide additional information to investors.

(5)
Cash interest expense does not include interest on any new senior PIK unsecured debt, any amortization of capitalized debt issuance cost, accretion of bond discounts or accretion of discounted liabilities.

Legal Proceedings

In Re: Concord EFS, Inc. Shareholders Litigation

        On or about April 3 and 4, 2003 two purported class action complaints were filed on behalf of the public holders of Concord's common stock (excluding shareholders related to or affiliated with the individual defendants) in the Circuit Court of Tennessee for the Thirtieth Judicial District by Charles Reed and Coralyn Stransky. The defendants in those actions were certain current and former officers and directors of Concord. The complaints generally alleged breaches of the defendants' duty of loyalty and due care in connection with the defendants' alleged attempt to sell Concord without maximizing the value to shareholders in order to advance the defendants' alleged individual interests in obtaining indemnification agreements related to litigation against Concord and its directors alleging Concord's financial statements were materially misleading and other derivative litigation. The complaints sought class certification, injunctive relief directing the defendants' conduct in connection with an alleged sale or auction of Concord, reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper. These complaints were consolidated into one action (In Re Concord EFS, Inc. Shareholders Litigation) and transferred to the Shelby County Circuit for the State of Tennessee.

        On or about April 2, 2003 an additional purported class action complaint was filed in the Chancery Court for Shelby County, Tennessee, by Barton K. O'Brien. The defendants were Concord, certain of its current and former officers and directors, and us. This complaint contained allegations regarding the individual defendants' alleged insider trading and alleged violations of securities and other laws and asserted that this alleged misconduct reduced the consideration offered to Concord shareholders in the proposed merger between Concord and one of our subsidiaries. The complaint sought class certification, attorneys' fees, experts' fees, costs and other relief the Court deems just and proper. Moreover, the complaint also sought an order enjoining consummation of the merger, rescinding the merger if it is consummated and setting it aside or awarding rescissory damages to members of the putative class, and directing the defendants to account to the putative class members for unspecified damages. On April 24, 2003, we filed a motion to dismiss the claims against it which was granted by the Court. On June 25, 2003, this complaint was transferred to the Shelby County Circuit Court in which In re Concord EFS, Inc. Shareholders Litigation is pending. Through a Court-ordered second amended consolidated complaint filed September 19, 2003, the two matters were consolidated.

        On October 15, 2003, the plaintiffs moved for leave to file a third amended consolidated complaint similar to the previous complaints but also alleging that the proxy statement disclosures relating to the antitrust regulatory approval process were inadequate. On October 17, 2003, the plaintiffs filed a motion for preliminary injunction to enjoin the shareholder vote on the proposed merger and/or the merger itself. The Court denied the plaintiffs' motion on October 20, 2003 but ordered deposition discovery on an expedited basis. On October 27, 2003 the plaintiffs filed a renewed motion to enjoin the shareholder vote, which was denied by the Court the same day. A motion to dismiss was filed on June 22, 2004 alleging that the claims should be denied and are moot since the merger has occurred. On October 18, 2004, the Court heard arguments on the plaintiff's motion to amend complaint and defendant's motion to dismiss. On September 12, 2006, the Court granted the plaintiff's motion to file a third amended complaint.

        On June 28, 2007, a hearing was held on Concord's motion to dismiss the third amended complaint. No order has been issued on this motion as yet.

ATM Fee Antitrust Litigation

        On July 2, 2004, Pamela Brennan, Terry Crayton, and Darla Martinez filed a class action complaint on behalf of themselves and all others similarly situated in the United States District Court for the Northern District of California against us, our subsidiary Concord EFS, Inc., and various financial institutions ("Brennan"). Plaintiffs claim that the defendants violated antitrust laws by conspiring to artificially inflate foreign ATM fees that were ultimately charged to ATM cardholders. Plaintiffs seek a declaratory judgment, injunctive relief, compensatory damages, attorneys' fees, costs and such other relief as the nature of the case may require or as may seem just and proper to the court. Five similar suits were filed and served in July, August and October 2004, two in the Central District of California (Los Angeles), two in the Southern District of New York, and one in the Western District of Washington (Seattle). The plaintiffs sought to have all of the cases consolidated by the Multi District Litigation panel. That request was denied by the panel on December 16, 2004 and all cases were transferred to the Northern District Court of California and assigned to a single judge. All cases other than Brennan were stayed.

        In Brennan, on May 4, 2005, the Court ruled on Defendants' Motion to Dismiss and Motion for Judgment on the Pleadings. The Court did not dismiss the complaint, except for a technical dismissal of the claims against us, Bank One Corporation and JPMorgan Chase. On May 25, 2005, the plaintiffs filed an amended complaint that clarified the basis for alleging that the holding companies First Data Corporation, Bank One Corporation and JPMorgan Chase were liable. On July 21, 2005, Concord filed a motion for summary judgment seeking to foreclose claims arising after February 1, 2001—the date that Concord acquired the STAR network. On August 22, 2005, the Court also consolidated all of the ATM interchange cases pending against the defendants in Brennan that is now referred to collectively as the "ATM Fee Antitrust Litigation." On September 14, 2006, a hearing on our Motion for Summary Judgment was held.

        On November 30, 2006, the Court issued an order that terminated the pending motion and requested further discovery on the limited issue of procompetitive justifications for the fixed ATM interchange. On June 25, 2007, the Court issued an order resolving several disputes regarding the scope of this discovery and on August 3, 2007, Concord filed a motion for summary judgment seeking to dismiss plaintiffs' per se claims, arguing that there are procompetitive justifications for the ATM interchange. The hearing on this motion is scheduled for October 5, 2007.

Class Action Lawsuits Challenging Merger Agreement

        Six purported class action lawsuits have been filed against us and our directors challenging the process by which we agreed to enter into the Merger Agreement. These lawsuits have been consolidated into one action in Colorado state court and one action in Delaware state court, respectively. These purported class action complaints generally allege that the members of our Board of Directors breached their fiduciary duties of care and loyalty by entering into the Merger Agreement without regard to the fairness of the transaction to our shareholders or the maximization of shareholder value. The complaints also allege that we and/or KKR aided and abetted the directors' breaches. The complaints generally seek class certification, an order enjoining consummation of the proposed merger, rescinding the proposed merger if it is consummated and setting it aside or awarding rescissory damages to members of the class, directing the defendants to exercise their fiduciary duties and account to the class members for unspecified damages, imposing a constructive trust in favor of the class for benefits improperly received by the defendants, and awarding costs and disbursements, including reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper.

        The parties have entered into a memorandum of understanding regarding the settlement of the Colorado and Delaware state court actions and the lawsuits are currently stayed pending finalization of a settlement agreement. We believe that the complaints are without merit and intend to vigorously defend them in the event a settlement is not finalized.

DataTreasury

  United States Patents No. 5,910,988 and No. 6,032,137

        In May 2002, DataTreasury Corporation ("DataTreasury") commenced action in the United States District Court for the Eastern District of Texas (the "Court") against us and our wholly owned subsidiaries First Data Merchant Services Corporation, TeleCheck Services, Inc. d/b/a Telecheck International, Inc., and Microbilt Corporation (subsequently merged into TASQ Technology, Inc.), (collectively, the "First Data Defendants"), alleging infringement of United States Patent No. 5,910,988 (the "988 Patent") and Patent No. 6,032,137 (the "137 Patent"). The complaint sought a declaration that the 988 Patent and the 137 Patent were valid and enforceable, injunctive relief, unidentified damages, pre-judgment interest, treble damages, costs of suit and attorneys' fees. The 988 Patent and the 137 Patent generally relate to remote data acquisition, encryption, centralized processing and storage.

        DataTreasury voluntarily dismissed the action filed with the Court and refiled the complaint on November 7, 2002 in the United States District Court for the Northern District of Texas asserting that the First Data Defendants infringed the 988 Patent and the 137 Patent. The complaint seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. On November 15, 2002, the First Data Defendants filed a motion which was granted that the case be transferred to the Court. On March 1, 2005, the Court ruled on claim construction. DataTreasury filed amended infringement contentions in September 2005. On November 5, 2005, the First Data Defendants filed ex parte requests for reexamination of the 988 Patent and the 137 Patent with the United States Patent and Trademark Office (the "USPTO"), which was granted and is currently in process. The First Data Defendants filed their final invalidity contentions in December 2005. The First Data Defendants filed a motion for summary judgment for patent invalidity on January 4, 2006.

        On September 12, 2005, DataTreasury filed a second complaint with the Court asserting that our wholly owned subsidiaries Remitco, LLC ("Remitco") and Integrated Payment Systems Inc. infringed the 988 Patent and the 137 Patent. DataTreasury seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees.

        On November 21, 2006, the Court consolidated the two cases.

        On July 24, 2007, counsel for the parties agreed among other procedural matters to abate the case until 60 days after the issuance of reexamination certificates by the USPTO for both the 988 Patent and the 137 Patent or 60 days after the Remitco document production is completed, at which time DataTreasury will serve amended infringement contentions. In accordance with the agreement of the counsel for the parties, the Court entered an order denying as moot the pending Joint Motion for Entry of a Docket Control Order and refrained from entering a new schedule.

  United States Patent No. 5,930,778:

        On February 24, 2006, DataTreasury filed a complaint with the United States District Court for the Eastern District of Texas, Marshall Division, naming more than 50 defendants, including us and our wholly owned subsidiaries Telecheck Services, Inc. and Remitco, for the infringement of Patent No. 5,930,778 (the "778 Patent"). The complaint seeks a declaration that the 778 Patent is valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. The 778 patent generally relates to the clearing of financial instruments. Discovery is ongoing in this litigation and a claim construction Markman Hearing is scheduled for September 24, 2007.

        We believe the complaints are without merit and intend to vigorously defend them.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation
Date: September 17, 2007	By:	/s/ STANLEY J. ANDERSEN Stanley J. Andersen Assistant Secretary

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Our Company
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Risks Related to Our Business
Unaudited Pro Forma Condensed Consolidated Financial Information
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of June 30, 2007
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Twelve Months Ended June 30, 2007
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Six Months Ended June 30, 2007
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Twelve Months Ended December 31, 2006
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Six Months Ended June 30, 2006
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
Additional Pro Forma Financial Data
Legal Proceedings
SIGNATURES